                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Three Months Ended
                                       Mar 31      Mar 31
                                        2005        2004
                                      --------    --------
              (Thousands of Dollars, except ratio amounts)
Income before income taxes            $ 90,949    $ 45,920
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        1,135       1,781
Amortization of capitalized interest       322         337
Interest expense                        12,675      11,391
Interest portion of rental expense         669         225
                                      --------    --------
Earnings                              $105,750    $ 59,654
                                      ========    ========
Interest                              $ 12,785    $ 11,505
Interest portion of rental expense         669         225
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                           -         106
                                      --------    --------
Fixed Charges                         $ 13,454    $ 11,836
                                      ========    ========
Ratio of Earnings to Fixed Charges        7.86        5.04
                                      ========    ========